Exhibit 99.1

                      INDEPENDENCE AIR

For Immediate Release                   Contact: Rick DeLisi
February 22, 2005         Director, Corporate Communications
Page 1 of 3                                   (703) 650-6019

         FLYi, Inc. Announces Successful Completion
                 of Financial Restructuring
       Company's Liquidity Position Greatly Enhanced;
    Additional Financial Flexibility Strengthens Low-Fare
                          Strategy

Dulles,  VA,  (February 22, 2005) - FLYi,  Inc.  (NASDAQ/NM:
FLYI), parent of low-fare airline Independence Air, announced today that it has successfully completed its financial restructuring, providing the company with greater financial flexibility to execute its low-fare business plan. The restructuring includes agreements with a majority of the company's aircraft creditors to reschedule aircraft rent payments and reduce the total number of 50-seat CRJ aircraft in the company's fleet, while continuing to add more 132-seat Airbus A319 aircraft.

"Today's announcement represents an important step forward in building a much stronger future for Independence Air," said Kerry Skeen, Chairman and CEO. "Working together with our creditors, we have put in place a capital structure that greatly enhances our liquidity as we continue to move forward with our low-fare strategy. We sincerely appreciate the commitment and support of our lessors and lenders who have demonstrated their confidence in our business plan with these agreements."

Highlights of the restructuring include:

     Consensual  lease terminations on 24  CRJ  aircraft,
     almost all of which will be returned during the first and second quarters of 2005. Together with previously announced changes these lease terminations will result in the company operating a fleet of 58 CRJ aircraft. Many of the operational changes resulting from this fleet reduction are already reflected in the company's February and March service schedule. These lease terminations will reduce the company's payments during the period from January 2005 through February 2007 by $81 million.

     Deferral of $70 million in CRJ rent payments that would have been due between January 2005 and February 2007. These deferred payments will now be repaid on a monthly basis beginning in May 2006.


FLYi, Inc. Announces Successful Completion of Restructuring
Page 2 of 3

     Lease termination on 21 of the company's 30 J-41 turboprop aircraft. These aircraft were previously retired from the company's operating fleet and are not currently
     used   in  Independence  Air  operations.  These  lease
     terminations will reduce the company's net payments during the period from January 2005 through February 2007 by $13.5 million.

     FLYi has also finalized and drawn down its previously announced five-year $16 million secured term loan with GE
     Commercial Aviation Services, Inc. and certain of its affiliates ("GECAS").

     In exchange for concessions from aircraft financing parties, the company agreed to issue approximately 8.3 million shares of FLYi stock, some of which are issuable
     under  convertible  non-interest  bearing  notes,   and
     approximately $6.1 million in unsecured notes.

     As previously announced, the company sold four CRJs in December 2004 for approximately $50 million. In order to complete this transaction, the company applied approximately $30 million of deposits with Bombardier to pay down an interim loan on two of the aircraft in order to release liens prior to the sale of these aircraft.

As a result of concluding its restructuring efforts, on February 18, 2005 the company paid the trustee the interest owing under its 6% Convertible Notes due 2034, and the note trustee has commenced the process of paying this interest over to the noteholders.

The  company  will  provide  additional  details  about  its
restructuring  through  filings  on  Form   8-K   with   the
Securities & Exchange Commission.

Mr. Skeen continued, "This financial restructuring, together with the many other cost reduction and revenue enhancing initiatives that we are undertaking, strengthens our company as we continue to offer the benefits of low-fare service to our growing base of over three million customers. We are especially excited to roll out transcontinental service to Las Vegas and five major West Coast cities using our new and growing fleet of Airbus A319 aircraft. In the eight months we've been operating as an independent, low-fare carrier, Washington Dulles has become the largest low-fare hub in America in terms of total departures and we remain encouraged by the strong customer response to our Florida service." He added, "Above all, we are so proud of each of our employees, who continue to receive rave reviews from FLYi customers for providing the highest level of enthusiastic service every day."


FLYi, Inc. Announces Successful Completion of Restructuring
Page 3 of 3

The company currently operates six Airbus aircraft and will take delivery of six more in the coming months for a total of 12 A319s scheduled for service by late May. Sixteen additional A319s are on order for deliveries in 2006 and beyond-for a total of 28. Independence Air currently operates non-stop Airbus service between Washington Dulles and four destinations (Orlando, Tampa, West Palm Beach, and Fort Myers) and will initiate new Airbus service from Washington to six additional destinations between March 1st and May 1st (Las Vegas, San Diego, San Francisco, Los Angeles, Seattle and San Jose). Independence Air currently offers non-stop low-fare service to a total of 40 destinations.

The company will hold a webcast and conference call this morning (February 22, 2005) at 11:00 am Eastern time to discuss its restructuring and recent changes to its business plan, including; the growing reliance on Airbus A319 aircraft which allow it to provide transcontinental service and the use of third party distribution systems Travelocity, Orbitz, Sabre, Worldspan and Galileo/Apollo-which allow a broader spectrum of customers to access Independence Air flights, including business travelers looking for new alternatives to the fares and service offered by legacy carriers.

To  access today's webcast, please visit www.FLYi.com, go to
"Company" and then "Investor Information."  The webcast will
be   available  for  replay  at  the  same  site,  beginning
approximately three hours following its conclusion.

                            # # #

This press release contains forward-looking statements and is made as of February 22, 2005, and the company undertakes no obligation to update its disclosures, whether as a result of developments in its efforts, or as a result of any other new information, future events, changed expectations or otherwise, prior to its next required filing with the Securities and Exchange Commission. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the company to be materially different from those reflected in such forward-looking statements. Such risks and uncertainties include, among others: the ability of the company to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to the company's new service, and the response of competitors with respect to service levels and fares in markets served by the company; the ability to expand the company's customer base through third party distribution services; the ability to successfully and timely complete the acquisition of its Airbus aircraft, and to successfully integrate these aircraft into its fleet; the effects of high fuel prices on the company; the ongoing deterioration in the industry's revenue environment; and general economic and industry conditions; and other risk factors that are more fully disclosed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Form 10-K for the year ended December 31, 2003, its Quarterly Report Form 10-Q for the period ended September 30, 2004 and in subsequently filed Forms 8-K.